Exhibit 3.17(b)

FIRST AMENDMENT
OF
COMPANY AGREEMENT
OF
 LGI CROWLEY LAND PARTNERS, LLC

This First Amendment (this “Amendment”) of Company Agreement of LGI CROWLEY LAND PARTNERS, LLC, a Texas limited liability company (the “Company”), is adopted this 25th day of April, 2014 by LGI FUND III HOLDINGS, LLC, a Texas limited liability company (the “Sole Member”), being the sole member of the Company.

R E C I T A L S:

A.          A certificate of formation was filed with the Secretary of State of the State of Texas on July 2, 2013, creating the Company pursuant to that certain Company Agreement of the Company, dated as of July 2, 2013 (the “Company Agreement”).

B.          The Sole Member desires to amend the Company Agreement, in certain respects, as hereinafter specifically set forth.

A G R E E M E N T:

NOW, THEREFORE, the Sole Member hereby amends the Company Agreement as follows:

1.          Section 8 of the Company Agreement is hereby amended and restated as follows:

Section 8.          Board of Managers. The Board of Managers shall consist of all of the Managers of the Company elected by vote or appointment of the affirmative vote of at least a majority of the Member Interests. A Manager does not need to be a natural person and if a Manager is a natural person, such Manager does need not be a resident of the State of Texas. As of the date of this Agreement, the number of Managers is one and the sole Manager of the Company is LGI FUND III HOLDINGS, LLC. The number of Managers may be increased or decreased from time to time by the affirmative vote of the Members, however, no decrease shall have the effect of shortening the term of any incumbent Manager. The Managers shall be elected by vote of the Members for one year terms. The Managers may succeed themselves for an unlimited number of one year terms. Each Manager shall serve until its, his or her successor shall have been duly elected, or in the case of a Manager that is a natural person, until his or her earlier death, resignation or removal. A Manager may be removed at any time, with or without cause, by affirmative vote of a majority of the Members Interests of the Members.

2.          Section 10 of the Company Agreement is hereby amended and restated as follows:

Section 10.      Transfer of a Company Interest. Except as otherwise agreed to in writing by the Members, no Member may transfer any portion of its interest in the Company without the

First Amendment to Company Agreement of LGI CROWLEY LAND PARTNERS, LLC

prior written unanimous consent of the other Members, if any, which consent may be given or withheld in the sole and absolute discretion of the other Members.

3.          The Sole Member, being all of the Members of the Company, has executed this Amendment for the purpose of acknowledging its consent to all of its terms and provisions. The Sole Member acknowledges that it and any future Member of the Company is bound by the terms of this Amendment and the Company Agreement, which Company Agreement remains in full force and effect and unchanged, other than as specifically stated in this Amendment.

4.          All terms which are defined in the Company Agreement shall, when used herein, have the same meanings as those set forth in the Company Agreement, unless otherwise indicated herein.

[Signature page follows]

First Amendment to Company Agreement of LGI CROWLEY LAND PARTNERS, LLC

IN WITNESS WHEREOF, this Amendment has been executed as of April 25, 2014.

LGI FUND III HOLDINGS, LLC, a Texas limited liability company

By:	LGI HOMES GROUP, LLC, a Texas limited liability company, its Managing Member

	By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

First Amendment to Company Agreement of LGI CROWLEY LAND PARTNERS, LLC